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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


           SHILOH INDUSTRIES COMPLETES SALE OF  SHAFER VALVE COMPANY
           ---------------------------------------------------------
                    TO BETTIS CORPORATION FOR $13.2 MILLION
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         MANSFIELD, Ohio, July 11, 1996 -- Shiloh Industries, Inc. (Nasdaq-NNM:
SHLO) announced today that on July 9, 1996, it completed the sale of the stock of its Shafer Valve Company subsidiary to Bettis Corporation (Nasdaq-NNM: BETT) for $13.2 million in cash.
         "The sale of Shafer Valve is consistent with Shiloh's strategic objective to concentrate on our core steel processing business," said Robert L. Grissinger, President and Chief Financial Officer. "This divestiture will allow management to focus its energies and the company's financial resources on other activities to achieve greater value for our shareholders. Accordingly, Shiloh plans to use the proceeds of the sale to reduce debt to enhance our strong financial condition in anticipation of future growth."
         Purchased by Shiloh in May 1992, Shafer manufactures valve actuators primarily for the oil and gas industries. Shafer Valve contributed approximately $16.5 million to Shiloh's 1995 total revenues of $228.8 million.
         Based in Mansfield, Ohio, Shiloh Industries is a premier supplier of high quality steel blanks, stampings and processed steel to automotive, appliance and other industrial manufacturers. The company operates six facilities in Ohio and employs more than 1,000 people.
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/CONTACT:      Rodger Loesch, Chief Financial Officer and Treasurer, Shiloh
Industries, (419) 525-2315/